UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 24, 2005

CREDIT ACCEPTANCE CORPORATION
__________________________________________
(Exact name of registrant as specified in its charter)

Michigan	000-20202	38-1999511
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

25505 West Twelve Mile Road, Suite 3000, Southfield, Michigan		48034-8339
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	248-353-2700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 4.01 Changes in Registrant's Certifying Accountant.

On June 24, 2005, the management of Credit Acceptance Corporation (the "Company") dismissed Deloitte and Touche LLP ("Deloitte") as its independent registered public accounting firm. The Company’s decision to change auditing firms was made at the direction of and was approved by the Audit Committee of the Board of Directors.

Deloitte did not issue an opinion with respect to the Company’s financial statements for the year ended December 31, 2004. The audit report of Deloitte on the consolidated financial statements of the Company for the year ended December 31, 2003 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

During the two most recent fiscal years and the subsequent interim period through the date of Deloitte’s dismissal, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the subject matter of the disagreement(s) in connection with its reports on the Company’s financial statements for such years, except as described in the following two paragraphs:

On April 8, 2005, Deloitte informed the Company that it believed the Company should not account for loans as an originator of loans to consumers ("Consumer Loans") but should instead account for its loans as a lender to its dealer-partners ("Dealer Loans"). The Company has historically accounted for Consumer Loans as a loan originator, and believed such accounting was in accordance with GAAP. The Company did not believe that there was only a single proper interpretation of GAAP for the Company’s core business model given its unique characteristics, and accordingly, believed that both the Company’s current methodology and Deloitte’s proposed methodology were acceptable under GAAP. Deloitte notified the Company that their proposed methodology, whereby the Company originates Dealer Loans, is the only methodology consistent with GAAP.

On April 26, 2005, the Company submitted a letter to the staff of the Office of the Chief Accountant of the Securities and Exchange Commission (the "SEC") requesting guidance from the SEC related to the proper accounting methodology for the Company’s loan portfolio. On June 24, 2005, the Company received a response from the SEC to its request. The SEC informed the Company that it saw no reason to take positions different from those of Deloitte as the Company’s auditors with respect to the proper method for recording automobile loans. In view of Deloitte’s and the SEC’s positions, the Company has agreed to change its method for recording such loans and, as a result, will be required to restate its previously reported financial results. The Audit Committee discussed the subject matter of the disagreement with Deloitte, and the Company has authorized Deloitte to respond fully to the inquiries of the Company’s successor auditors concerning this disagreement.

During the two most recent fiscal years and the subsequent interim period through the date of Deloitte’s dismissal, there have been no "reportable events," as defined in Item 304(a)(1)(v) of Regulation S-K, except as noted in the following paragraph:

During the course of the Company’s 2004 year-end closing process, the Company identified errors in its accounting for income taxes in prior periods related primarily to its foreign subsidiaries. As a result of these errors, the Company concluded that a deficiency in internal controls related to income taxes existed at December 31, 2004, and that such deficiency constituted a material weakness, as defined by the Public Company Accounting Oversight Board’s Auditing Standard No. 2. As a result of the material weakness related to income taxes, management was unable to conclude that the Company’s internal controls over financial reporting were effective as of December 31, 2004. As a result of these errors, Deloitte advised the Company and the Audit Committee that it believed that the Company’s financial statements for the year ended December 31, 2003 should be restated. Deloitte also communicated to the Audit Committee of the Board of Directors that it believed these errors were a result of a material weakness in internal control over accounting for income taxes. The Company concurred with Deloitte’s conclusions. As of the date of Deloitte’s dismissal, the Company had not issued restated financial statements to correct these errors. The Company has authorized Deloitte to respond fully to the inquiries of the Company’s successor auditors with respect to the matters discussed in this paragraph.

The Company has requested that Deloitte furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements in this Item 4.01 and if not, the respects in which it does not agree.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CREDIT ACCEPTANCE CORPORATION

June 30, 2005	By:	/s/ Brett A. Roberts

Name: Brett A. Roberts
Title: Chief Executive Officer